As filed with the Securities and Exchange Commission on October 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTERN BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	84-4199750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 High Street Boston, MA 02110	02110
(Address of Principal Executive Offices)	(Zip Code)

HARBORONE BANCORP, INC. 2025 EQUITY INCENTIVE PLAN

(Full title of the plans)

Kathleen C. Henry, Esq.

c/o Eastern Bankshares, Inc.

125 High Street, Suite 901

Boston, Massachusetts

(617) 897-1100

(Name, address and telephone number of agent for service)

Copies to:

Michael K. Krebs, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, Massachusetts 02110

(617) 439-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Eastern Bankshares, Inc. (the “Company”) is filing this Form S-8 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of April 24, 2025 (the “Merger Agreement”), by and among the Company, Eastern Bank, HarborOne Bancorp, Inc. (“HarborOne”) and HarborOne Bank, pursuant to which, effective as of November 1, 2025, among other things, HarborOne will merge with and into the Company, with the Company as the surviving entity (the “Merger”).

As a result of the Merger, each holder of shares of HarborOne common stock, par value $0.01 (“HarborOne Common Stock”), outstanding immediately prior to the Merger will have the right, subject to proration and allocation procedures under the Merger Agreement, to elect to receive (i) 0.765 shares (the “Exchange Ratio”) of Company common stock, par value $0.01 (“Company Common Stock”), for each share of HarborOne Common Stock (the “Stock Consideration”), (ii) $12.00 in cash for each share of HarborOne Common Stock (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), or (iii) a combination of Stock Consideration and Cash Consideration.

Pursuant to the terms of the Merger Agreement, all outstanding HarborOne restricted stock awards and performance-based restricted stock units (the “HONE Awards”) will become fully vested immediately prior to the Merger and each holder of such HONE Awards will be entitled to receive the Merger Consideration subject to the same allocation and proration procedures applicable generally under the Merger Agreement to the holders of HaborOne Common Stock. To the extent a holder of a HONE Award is entitled to receive Stock Consideration, the Company intends to satisfy its obligation by delivering unrestricted shares of Company Common Stock pursuant to the HarborOne Bancorp, Inc. 2025 Equity Incentive Plan, as assumed and amended by the Company effective as of the Merger (the “Assumed HONE 2025 Plan”).

The Company is filing this Form S-8 to register up to 415,000 unrestricted shares of Company Common Stock to be issued immediately after the Merger in satisfaction of the Company’s obligation to deliver Stock Consideration to one or more holders of the HONE Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2.	Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of this registration statement on Form S-8 (“Registration Statement”) have been or will be sent or given to the holders of the HONE Awards as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Prospectus”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025;

•

the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the Commission on May 8, 2025 and the Company’s Quarterly Report on Form 10-Q for the period ended June  30, 2025, filed with the Commission on August 8, 2025;

•

the Company’s Current Reports on Form 8-K filed with the Commission on  January 7, 2025 April 24, 2025, August  20, 2025, August  29, 2025, September  25, 2025, September  26, 2025 and October 16, 2025, and the Company’s Current Report on Form 8-K/A filed with the Commission on September 25, 2025; and

•

the description of the Company’s common stock contained in the registration statement on Form S-4 (File No. 333-288117) filed with the Commission on June 17, 2025, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on June 25, 2025, which the Commission declared effective at 9:00 a.m. Eastern Time on June 27, 2025.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporations Act (the “MBCA”) provides that a Massachusetts corporation may, in its articles of organization, eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty notwithstanding any law to the contrary, except for liabilities involving (i) any breach of duty of loyalty to the corporation or to the shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) certain improper distributions or (iv) any transaction from which the director derived an improper personal benefit.

Section 8.51 of the MBCA authorizes a Massachusetts corporation to indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if (1) (i) such individual conducted himself/herself in good faith, (ii) such individual reasonably believed that his/her conduct was in the best interest in the corporation or that his/her conduct was at least not opposed to the best interest of the corporation, and (iii) in the case of any criminal proceeding, such individual had no reasonable cause to believe that his/her conduct was unlawful or (2) such individual engaged in conduct for which he or she shall not be liable under a provision of the articles of organization authorized by Section 2.02(b)(4) of the MBCA.

Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 8.56 of the MBCA authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is an officer but not a director, to such further extent as may be provided by the articles of organization, by-laws or a resolution of the board of directors or contract, except for liability rising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA requires that a Massachusetts corporation indemnify an officer of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such officer was a party because he was an officer of the corporation.

As authorized in accordance with the Company’s bylaws, the Company has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

Any agreements that the Company enters into with respect to the sale of securities may also provide for indemnification provisions.

Pursuant to Section 6.05 of the Company’s bylaws, the Company is required to indemnify to the fullest extent permitted by law a director, officer or any non-officer employee who is a party to a proceeding under Section 6.02 or Section 6.03 of the Company’s bylaws if (A) (i) he or she conducted himself or herself in good faith, and (ii) he or she reasonably believed that his or her conduct was in the best interests of the Company or that his or her conduct was, at least, not opposed to such best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (B) he or she engaged in conduct for which he or she would not be liable under applicable provision of the MBCA.

Article TENTH of the Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its shareowners, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any improper distributions under Section 6.40 of the MBCA, or (4) for any transaction from which the director derived an improper personal benefit; and provided, further, however, that the Company will not make any indemnification payment prohibited by Section 18(k) of the Federal Deposit Insurance Act or the regulations promulgated thereunder by the Federal Deposit Insurance Corporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Articles of Organization, as adopted October 5, 2020, as amended May 16, 2022, incorporated herein by reference to Exhibit 3.1 to Form 10-Q filed on August 5, 2022

4.2	Bylaws of Eastern Bankshares, Inc., as adopted June 12, 2020, incorporated herein by reference to Exhibit 3.2 to Form 10-Q filed on September 24, 2020

4.3	Description of Equity Securities Registered under Section 12 of the Exchange Act, incorporated herein by reference to Exhibit 4.2 to Form 10-K filed on March 29, 2021

5.1	Opinion of Nutter McClennen & Fish LLP as to the validity of the shares of Company Common Stock to be issued pursuant to the HarborOne Bancorp, Inc. 2025 Equity Incentive Plan (as amended)*

10.1	HarborOne Bancorp, Inc. 2025 Equity Incentive Plan (as amended) *

23.1	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5.1)*

23.2	Consent of Independent Registered Public Accounting Firm of Eastern Bankshares, Inc., Ernst & Young LLP*

107	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 31, 2025.

EASTERN BANKSHARES, INC. (as successor to HarborOne Bancorp)

By:	/s/ R. David Rosato
Name: R. David Rosato
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title

/s/ Robert F. Rivers Robert F. Rivers	Executive Chair and Chair of the Board (Principal Executive Officer)	October 31, 2025

/s/ R. David Rosato R. David Rosato	Chief Financial Officer (Principal Financial Officer)	October 31, 2025

/s/ Denis K. Sheahan Denis K. Sheahan	Chief Executive Officer and Director	October 31, 2025

/s/ David A. Ahlquist David A. Ahlquist	Principal Accounting Officer	October 31, 2025

/s/ Deborah C. Jackson Deborah C. Jackson	Lead Director	October 31, 2025

/s/ Richard C. Bane Richard C. Bane	Director	October 31, 2025

/s/ Luis A. Borgen Luis A. Borgen	Director	October 31, 2025

/s/ Joseph T. Chung Joseph T. Chung	Director	October 31, 2025

/s/ Bari A. Harlam Bari A. Harlam	Director	October 31, 2025

/s/ Marisa J. Harney Marisa J. Harney	Director	October 31, 2025

/s/ Diane S. Hessan Diane S. Hessan	Director	October 31, 2025

/s/ Richard E. Holbrook Richard E. Holbrook	Director	October 31, 2025

/s/ Peter K. Markell Peter K. Markell	Director	October 31, 2025

/s/ Linda M. Williams Linda M. Williams	Director	October 31, 2025

/s/ Leon A. Palandjian Leon A. Palandjian	Director	October 31, 2025

/s/ Andargachew S. Zelleke Andargachew S. Zelleke	Director	October 31, 2025